As filed with the Securities and Exchange Commission on May 30, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

F5 NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Washington	91-1714307
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

401 Elliot Avenue West

Seattle, Washington 98119

(Address of principal executive offices, including zip code)

F5 Networks, Inc. Assumed Defense.net, Inc. 2012 Stock Option and Grant Plan

F5 Networks, Inc. Defense.net Acquisition Equity Incentive Plan

(Full title of plans)

Scot F. Rogers

F5 Networks, Inc.

401 Elliott Avenue West

Seattle, WA 98119

(206) 272-5555

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Kristy T. Harlan

K&L Gates LLP

925 Fourth Avenue, Suite 2900

Seattle, Washington 98104

(206) 623-7580

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common stock, no par value	114,375	$107.39	$12,282,731.25	$1,582.02

(1)	Pursuant to Rule 416(a), includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the plans as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock. The amount to be registered includes 84,375 shares that may be issued pursuant to the F5 Networks, Inc. Assumed Defense.net, Inc. 2012 Stock Option and Grant Plan and 30,000 shares that may be issued pursuant to the F5 Networks, Inc. Defense.net Acquisition Equity Incentive Plan.
(2)	Pursuant to Rule 457(h) and Rule 457(c), the offering price is estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is estimated to be $107.39, based on the average of the high sales price ($108.32) and the low sales price ($106.46) per share of the registrant’s common stock as reported by the NASDAQ Stock Market on May 23, 2014.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following documents filed by F5 Networks, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013, filed with the Commission on November 22, 2013, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items); and

(c) The description of the Company’s common stock contained in the Registration Statement on Form 8-A, filed on May 11, 1999, under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. DESCRIPTION OF SECURITIES.

Not Applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 23B.08.500 through 23.B.08.603 of the Washington Business Corporation Act (the “WBCA”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

The Company’s Third Amended and Restated Articles of Incorporation and Fourth Amended and Restated Bylaws contain provisions permitting the Company to indemnify its directors and officers to the full extent permitted by Washington law. In addition, the Company’s Third Amended and Restated Articles of Incorporation, as amended, contain a provision implementing, to the fullest extent permitted by Washington law, the above limitations on a director’s liability to the Company and its shareholders. The Company has entered into certain indemnification agreements with its directors and certain of its officers, the form of which is attached as Exhibit 10.1 to its Registration Statement on Form S-1 (File No. 333-75817). The indemnification agreements provide the Company’s directors and certain of its officers with indemnification to the maximum extent permitted by the WBCA. The directors and officers of the Company also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the Company for this purpose.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

Item 8. EXHIBITS.

Exhibit Number	Description

4.1	Third Amended and Restated Articles of Incorporation (Incorporated by reference to the Registrant’s Form 8-K filed on March 19, 2013).

4.2	Fourth Amended and Restated Bylaws (Incorporated by reference to the Registrant’s Form 8-K filed on April 15, 2014).

5.1	Opinion of K&L Gates LLP regarding legality of the common stock being offered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of K&L Gates LLP (included in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

99.1	F5 Networks, Inc. Assumed Defense.net, Inc. 2012 Stock Option and Grant Plan.

99.2	F5 Networks, Inc. Defense.net Acquisition Equity Incentive Plan.

Item 9. UNDERTAKINGS.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on May 30, 2014.

F5 NETWORKS, INC.

/s/ John McAdam
By:	John McAdam
Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John McAdam and Scot F. Rogers, or either of them, his true and lawful attorney-in-fact, with the power of substitution and resubstitution, for him in his name, place or stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and their agents or substitutes, may lawfully do or lawfully cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John McAdam John McAdam	Chief Executive Officer, President, and Director (principal executive officer)	May 30, 2014

/s/ Andy Reinland Andy Reinland	Executive Vice President, Chief Financial Officer (principal financial and accounting officer)	May 30, 2014

/s/ A. Gary Ames A. Gary Ames	Director	May 30, 2014

/s/ Deborah L. Bevier Deborah L. Bevier	Director	May 30, 2014

/s/ Jonathan Chadwick Jonathan Chadwick	Director	May 30, 2014

Sandra Bergeron	Director	May __, 2014

/s/ Alan J. Higginson Alan J. Higginson	Director	May 30, 2014

/s/ Michael Dreyer Michael Dreyer	Director	May 30, 2014

/s/ Steve Smith Steve Smith	Director	May 30, 2014

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Third Amended and Restated Articles of Incorporation (Incorporated by reference to the Registrant’s Form 8-K filed on March 19, 2013).

4.2	Fourth Amended and Restated Bylaws (Incorporated by reference to the Registrant’s Form 8-K filed on April 15, 2014).

5.1	Opinion of K&L Gates LLP regarding legality of the common stock being offered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of K&L Gates LLP (included in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

99.1	F5 Networks, Inc. Assumed Defense.net, Inc. 2012 Stock Option and Grant Plan.

99.2	F5 Networks, Inc. Defense.net Acquisition Equity Incentive Plan.